NEWS RELEASE
Five Below, Inc. Announces Fourth Quarter and Fiscal 2023 Financial Results
Q4 Net Sales Increase of 19% with a Comparable Sales Increase of 3.1%; Q4 EPS Increase of 19%
Fiscal 2023 Net Sales Increase of 16% with a Comparable Sales Increase of 2.8%; Fiscal 2023 EPS Increase of 15%
Provides First Quarter and Fiscal 2024 Guidance

PHILADELPHIA, PA – (March 20, 2024) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the fourth quarter and full year of fiscal 2023 ended February 3, 2024, both of which contained one additional week ("53rd week") versus the comparable periods, and outlook for fiscal 2024.

For the fourth quarter ended February 3, 2024:
•Net sales increased by 19.1% to $1.34 billion from $1.12 billion in the fourth quarter of fiscal 2022. Excluding the impact of the 53rd week in fiscal 2023, net sales increased 14.9%; comparable sales increased by 3.1% on a thirteen week basis.
•Net sales in the 53rd week were $48.1 million and represented approximately $0.15 cents in diluted earnings per share.
•The Company opened 63 net new stores and ended the quarter with 1,544 stores in 43 states. This represents an increase in stores of 15.2% from the end of the fourth quarter of fiscal 2022.
•Operating income was $268.4 million compared to $225.8 million in the fourth quarter of fiscal 2022.
•The effective tax rate was 25.8% compared to 24.8% in the fourth quarter of fiscal 2022.
•Net income was $202.2 million compared to $171.3 million in the fourth quarter of fiscal 2022.
•Diluted income per common share was $3.65 compared to $3.07 in the fourth quarter of fiscal 2022. The fourth quarter of fiscal 2022 included a $0.01 benefit from shared-based accounting.

Joel Anderson, President and CEO of Five Below, stated, "Holiday 2023 marked a strong end to the year for sales performance as our amazing assortment of Wow product drove yet another quarter of comp transaction growth, led by the Five Beyond format stores. In fiscal 2023, we opened a record 205 new stores and ended the year with over half of our comparable stores in the Five Beyond format. The benefit of strong sales performance to our profitability was offset by higher than anticipated shrink headwinds, resulting in earnings at the low end of our guidance range."

Mr. Anderson continued, “We have implemented additional shrink mitigation initiatives based on our 2023 learnings. However, we expect the resulting benefits to take some time to realize, and therefore, we have not included any associated improvement in our outlook this year. We will continue to focus on driving our growth this year, supported by our five strategic pillars, delivering between 225 and 235 planned new stores, approximately 200 store conversions to the Five Beyond format and completing the expansion of two distribution centers. We will leverage our growing scale and sourcing capabilities to deliver even more Wow to our customers while we utilize technology and data analytics throughout the organization to refine our marketing strategies, generate inventory efficiencies, and simplify processes for our Crew.”

For the fiscal year ended February 3, 2024:
•Net sales increased by 15.7% to $3.56 billion from $3.08 billion in fiscal 2022. Excluding the impact of the 53rd week in fiscal 2023, net sales increased 14.1%; comparable sales increased by 2.8% on a fifty-two week basis.
•Net sales in the 53rd week were $48.1 million and represented approximately $0.15 cents in diluted earnings per share.
•The Company opened 204 net new stores compared to 150 new stores in fiscal 2022.
•Operating income was $385.6 million compared to $345.0 million in fiscal 2022.
•The effective tax rate was 24.9% compared to 24.7% in fiscal 2022.
•Net income was $301.1 million compared to $261.5 million in fiscal 2022.
•Diluted income per common share was $5.41 compared to $4.69 in fiscal 2022. The benefit from share-based accounting was approximately $0.07 in fiscal 2023 compared to approximately $0.04 in fiscal 2022.
•The Company repurchased approximately 500,000 shares in fiscal 2023 at a cost of approximately $80.0 million.

First Quarter and Fiscal 2024 Outlook:
The Company expects the following results for the first quarter and full year of fiscal 2024. This guidance does not include the impact of share repurchases, if any.

For the first quarter of Fiscal 2024:
•Net sales are expected to be in the range of $826 million to $846 million based on opening approximately 55 to 60 new stores and assuming an approximate flat to 2% increase in comparable sales.
•Net income is expected to be in the range of $32 million to $38 million.
•Diluted income per common share is expected to be in the range of $0.58 to $0.69 on approximately 55.6 million diluted weighted average shares outstanding.

For the full year of Fiscal 2024:
•Net sales are expected to be in the range of $3.97 billion to $4.07 billion based on opening between 225 and 235 new stores and assuming an approximate flat to 3% increase in comparable sales.
•Net income is expected to be in the range of $318 million to $346 million.
•Diluted income per common share is expected to be in the range of $5.71 to $6.22 on approximately 55.6 million diluted weighted average shares outstanding.
•Gross capital expenditures are expected to be approximately $365 million in fiscal 2024.

Conference Call Information:
A conference call to discuss the financial results for the fourth quarter and full year of fiscal 2023 is scheduled for today, March 20, 2024, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com, where a replay will be available shortly after the conclusion of the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to increased usage of machine learning and other types of artificial intelligence in our business, and challenges with properly managing its use; risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to inflation and increasing commodity prices, risks related to potential systematic failure of the banking system in the United States or globally, risks related to extreme weather, pandemic outbreaks, global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond Shop, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has nearly 1,600 stores in 43 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations & Treasury
215-207-2658
investorrelations@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	February 3, 2024	January 28, 2023
Assets
Current assets:
Cash and cash equivalents	$179,749	$332,324
Short-term investment securities	280,339	66,845
Inventories	584,627	527,720
Prepaid income taxes and tax receivable	4,834	8,898
Prepaid expenses and other current assets	153,993	130,592
Total current assets	1,203,542	1,066,379
Property and equipment, net	1,134,312	925,530
Operating lease assets	1,509,416	1,319,132
Long-term investment securities	7,791	—
Other assets	16,976	13,870
	$3,872,037	$3,324,911

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—
Accounts payable	256,275	221,120
Income taxes payable	41,772	19,928
Accrued salaries and wages	30,028	25,420
Other accrued expenses	146,887	136,316
Operating lease liabilities	240,964	199,776
Total current liabilities	715,926	602,560
Other long-term liabilities	6,826	4,296
Deferred income taxes	66,743	59,151
Long-term operating lease liabilities	1,497,586	1,296,975
Total liabilities	2,287,081	1,962,982
Shareholders’ equity:
Common stock	551	555
Additional paid-in capital	182,709	260,784
Retained earnings	1,401,696	1,100,590
Total shareholders’ equity	1,584,956	1,361,929
	$3,872,037	$3,324,911

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Fourteen weeks ended	Thirteen weeks ended	Fifty-three weeks ended	Fifty-two weeks ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net sales	$1,337,736	$1,122,751	$3,559,369	$3,076,308
Cost of goods sold (exclusive of items shown separately below)	786,122	670,354	2,285,544	1,980,817
Selling, general and administrative expenses	246,078	197,709	757,507	644,831
Depreciation and amortization	37,094	28,919	130,747	105,617
Operating income	268,442	225,769	385,571	345,043
Interest income and other income, net	4,107	2,150	15,530	2,491
Income before income taxes	272,549	227,919	401,101	347,534
Income tax expense	70,350	56,599	99,995	86,006
Net income	$202,199	$171,320	$301,106	$261,528
Basic income per common share	$3.66	$3.09	$5.43	$4.71
Diluted income per common share	$3.65	$3.07	$5.41	$4.69
Weighted average shares outstanding:
Basic shares	55,194,999	55,524,883	55,487,252	55,547,267
Diluted shares	55,356,074	55,808,193	55,621,619	55,745,279

FIVE BELOW, INC.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Fifty-three weeks ended	Fifty-two weeks ended
	February 3, 2024	January 28, 2023
Operating activities:
Net income	$301,106	$261,528
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130,747	105,617
Share-based compensation expense	17,859	23,583
Deferred income tax expense	7,592	22,995
Other non-cash expenses	351	409
Changes in operating assets and liabilities:
Inventories	(56,907)	(72,616)
Prepaid income taxes and tax receivable	4,064	2,427
Prepaid expenses and other assets	(26,651)	(39,379)
Accounts payable	35,133	24,891
Income taxes payable	21,844	(8,168)
Accrued salaries and wages	4,608	(28,119)
Operating leases	51,515	30,022
Other accrued expenses	8,358	(8,264)
Net cash provided by operating activities	499,619	314,926
Investing activities:
Purchases of investment securities and other investments	(416,649)	(56,459)
Sales, maturities, and redemptions of investment securities	195,364	304,473
Capital expenditures	(335,050)	(251,954)
Net cash used in investing activities	(556,335)	(3,940)
Financing activities:
Cash paid for Revolving Credit Facility financing costs	—	(248)
Net proceeds from issuance of common stock	980	824
Repurchase and retirement of common stock	(80,541)	(40,007)
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	288	777
Common shares withheld for taxes	(16,586)	(4,981)
Net cash used in financing activities	(95,859)	(43,635)
Net (decrease) increase in cash and cash equivalents	(152,575)	267,351
Cash and cash equivalents at beginning of year	332,324	64,973
Cash and cash equivalents at end of year	$179,749	$332,324